Exhibit 99.1
FOR IMMEDIATE RELEASE
August 5, 2008
Contacts: R. Martin Kelly, Chief Executive Officer
Pyramid Breweries Inc.
(206) 682-8322
PYRAMID BREWERIES INC. ANNOUNCES THE
RESIGNATION AND APPOINTMENT OF OFFICERS AND DIRECTORS
     SEATTLE, WA, August 5, 2008 – Pyramid Breweries Inc. (“Pyramid”), a wholly owned subsidiary of Independent Brewers United, Inc., the parent of Magic Hat Brewing Company & Performing Arts Center, Inc., announced today the resignation of Scott Barnum, Jurgen Auerbach, Kurt Dammeier, David Rostov and Scott Svenson as Directors of the Pyramid Board. Such resignations were pursuant to the Agreement and Plan of Merger, dated June 27, 2008, by and among Independent Brewers United, PMID Merger Sub, Inc., Magic Hat and Pyramid (the “Merger Agreement”).
Pursuant to the terms of the Merger Agreement, effective August 4, 2008, R. Martin Kelly, Alan S. Newman and Gregory G. Gatta were appointed to the Pyramid Board. Mr. Kelly was appointed a Class I director, whose term expires in 2011, Mr. Newman was appointed a Class II director, whose term expires in 2009, and Mr. Gatta was appointed a Class III director, whose term expires in 2010. Mr. Kelly and Mr. Gatta will each be appointed to Pyramid’s Audit Committee.
Mr. Kelly currently serves as President, Chief Executive Officer and a Director of Magic Hat and Independent Brewers United. During 1999 – 2004, Mr. Kelly was employed by Pyramid as its President; in 2000 was also appointed Chief Executive Officer, and served as Pyramid’s Chairman from 2001 to 2004.
Mr. Gatta currently serves as a Director of Magic Hat and Independent Brewers United. Mr. Gatta also currently serves as a Managing Director & Senior Portfolio Manager of Basso Capital Management, L.P.
Mr. Newman currently serves as Conductor of Cosmic Symphonies and a Director of Magic Hat, which he co-founded in 1994. Mr. Newman also serves as Chief Creative Officer and a Director of Independent Brewers United.
In addition, Mr. Kelly was appointed Pyramid’s Chief Executive Officer, Eric Peterson was appointed the Chief Financial Officer, and Alan Newman was appointed the Chief Creative Officer.
Martin Kelly, newly appointed CEO of Pyramid said, “We thank all of the outgoing Officers and Directors for their dedication and success in leading Pyramid over the past several years. On behalf of everyone at Pyramid, we wish each person the best of luck in their future endeavors.”

About Pyramid Breweries Inc.
Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid and MacTarnahan’s brand names. Pyramid’s family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival. Pyramid owns two alehouse restaurants adjacent to its full production breweries under the Pyramid Alehouse and MacTarnahan’s Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.
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Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties as regards to Pyramid Breweries Inc. are described in Pyramid Breweries Inc.’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include successful completion of the proposed acquisition on a timely basis, the impact of regulatory review on the proposed acquisition, the ability to achieve synergies following completion of the proposed acquisition, the impact of intense competition, changing economic or business conditions, the price and availability of ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, and other factors and uncertainties discussed from time to time in reports filed by Pyramid Breweries Inc. with the Securities and Exchange Commission.